August 29, 2025

Meiji Seika Pharma Receives Approval in Japan for Two-Dose Vial of KOSTAIVE®, a Self-Amplifying mRNA COVID-19 Vaccine

Meiji Seika Pharma Co., Ltd. (Headquarters: Tokyo, Japan; President and Representative Director: Toshiaki Nagasato) announced today that it has received manufacturing and marketing approval dated August 28 in Japan for a new presentation of KOSTAIVE®, a self-amplifying mRNA vaccine against COVID-19, supplied in vials containing two doses.

The product targets the SARS-CoV-2 Omicron sub lineage JN.1 variant XEC. In non-clinical studies, it induced neutralizing antibodies not only against Omicron JN.1 and XEC, but also against LP.8.1 and the currently circulating variants XFG and NB.1.8.1. The formulation is supplied as a two-dose vial, with one vial per carton.

Meiji Seika Pharma is preparing to supply the product starting in late September 2025 and remains committed to help prevent COVID-19.

About sa-mRNA

mRNA vaccines help protect against infectious diseases by providing a blueprint for cells in the body to make a protein to help our immune systems recognize and fight the disease. Compared to standard mRNA vaccines, self-amplifying mRNA vaccines instruct the body to make more mRNA and spike protein to generate a more durable immune response